Exhibit 5.1

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

The Directors

Rio Tinto Finance (USA) Limited

120 Collins Street

Melbourne, Victoria 3000

Australia

The Directors

Rio Tinto plc

6 St. James’s Square

London SW1Y 4AD

England

The Directors

Rio Tinto Limited

120 Collins Street

Melbourne, Victoria 3000

Australia

June 16, 2015

Dear Sirs

Rio Tinto Finance (USA) Limited

US$1,200,000,000 3.750 per cent. Notes due 2025 (the “Notes”) fully and unconditionally guaranteed by each of Rio Tinto plc and Rio Tinto Limited

1	We have acted as English legal advisers to Rio Tinto plc, a company incorporated under the laws of England, Rio Tinto Limited, a company incorporated under the laws of the State of Victoria, Commonwealth of Australia (together with Rio Tinto plc, the “Guarantors”) and Rio Tinto Finance (USA) Limited, a company incorporated under the laws of the State of Victoria, Commonwealth of Australia (the “Issuer”) in connection with the issue of the Notes by the Issuer and the giving of the guarantees by the Guarantors in respect of the Notes and we have taken instructions solely from the Issuer and the Guarantors. References herein to the “Guarantee” are to the guarantee given by Rio Tinto plc in respect of the Notes.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Law Society of England and Wales. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

2	This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with English law. In particular, we express no opinion on matters of federal law of the United States, the laws of any State of the United States, Australian laws or the laws of any other jurisdiction.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	(except in the case of Rio Tinto plc) all relevant documents are within the capacity and powers of, and have been validly authorised by, each of the respective parties thereto;

4.2	(in the case of each party) all relevant documents have been or (in the case of the Guarantee) will be validly executed and delivered by the relevant party;

4.3	each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law;

4.4	the Guarantor Minutes and other corporate documents are a true and complete record of the proceedings and/or resolutions described therein and the resolutions set out in the Guarantor Minutes remain in full force and effect without modification and there has been no modification of the Articles of Association of Rio Tinto plc examined by us and referred to in the Schedule to this opinion;

4.5	the Meeting of the Board of Directors of Rio Tinto plc held on June 8 and 9, 2015 (in respect of which the Guarantor Minutes have been supplied to us) was duly convened and constituted, a quorum was present and acting throughout and the resolutions referred to in the Guarantor Minutes were duly passed and have not been amended, modified or rescinded;

4.6	all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures thereon or on the original thereof and the relevant documents have been executed in the forms reviewed by us; and

4.7	all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any applicable secondary legislation made under it with respect to anything done by the bookrunners in relation to the Notes in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion)) have been complied with.

5	Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above, and subject to the qualifications in paragraph 7 below and to any matters not disclosed to us, we are of the following opinion:

5.1	Rio Tinto plc has corporate power to enter into, and perform its obligations under, the Guarantee.

5.2	Rio Tinto plc has taken all necessary corporate action to authorise its execution and delivery of, and the performance of its obligations under, the Guarantee.

5.3	Assuming the Guarantee constitutes valid, binding and enforceable obligations of Rio Tinto plc under New York law, there is no reason insofar as English law is concerned why the obligations assumed by Rio Tinto plc under the Guarantee are not valid and binding obligations of Rio Tinto plc.

6	The term “valid and binding” as used above means that the obligations assumed by Rio Tinto plc under the Guarantee are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

6.1	Enforcement may be limited by (a) bankruptcy, insolvency and liquidation laws, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

6.2	Enforcement may be limited by general principles of equity – for example, equitable remedies may not be available where damages are considered to be an adequate remedy.

6.3	Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

7	This opinion is subject to the following:

7.1	Any certificate, determination, notification, opinion, minute or the like might be held by an English court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the relevant agreement to the contrary.

7.2	To the extent it relates to United Kingdom stamp duties, any undertaking or indemnity given by Rio Tinto plc may be void under Section 117 of the Stamp Act 1891.

7.3	An English court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an English court or where the court itself made an order for costs

7.4	A provision of an agreement may be unenforceable if it amounts to a penalty under English law.

7.5	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances – for example, if proceedings are brought elsewhere.

7.6	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

7.7	This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and consents referred to in the Schedule to this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in English law after the date of this opinion.

7.8	We express no opinion as to the compliance or otherwise with any financial limitations on borrowings contained in the Articles of Association of Rio Tinto plc.

8	We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by Rio Tinto plc on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	A certified copy of the Articles of Association of Rio Tinto plc in force as at June 16, 2015.

2	Certified extracts from the Minutes of a Meeting of the Board of Directors of Rio Tinto plc held on June 8 and 9, 2015 (the “Guarantor Minutes”).

3	The form of the Guarantee (as defined in paragraph 1 of this opinion) to be appended to the global note representing the Notes upon issue.